Exhibit 99.1
FOR IMMEDIATE RELEASE
Date: July 29, 2005
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 4th QUARTER EARNINGS
AND DECLARES CASH DIVIDEND
     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended June 30, 2005 totaled $479,000, or $1.28 per diluted share, compared to net income of $185,000, or $0.50 per diluted share, for the quarter ended June 30, 2004. Net income for the fiscal year ended June 30, 2005 totaled $1.2 million, or $3.23 per diluted share, compared to net income totaling $1.0 million, or $2.80 per diluted share for the fiscal year ended June 30, 2004.
     The Company also announced a 10% increase in its quarterly cash dividend to $0.22 per share for the quarter ended June 30, 2005, from $0.20 per share. The dividend will be paid on August 18, 2005 to shareholders of record as of August 8, 2005.
     Net income in the current quarter included a $217,000 gain, net of income taxes, on the sale of Midland Federal’s investment in Intrieve, Incorporated (“Intrieve”), Midland Federal’s data processing provider. Net income in the current quarter also included the collection of non-accruing loan interest in the amount of $17,000, net of income taxes, from a loan workout. Exclusive of the after tax impact of these items, net income for the quarter ended June 30, 2005 would have been $245,000, or $0.66 per diluted share. Net income in the prior year quarter also included the collection of non-accruing loan interest from a loan workout in the amount of $10,000, net of income taxes.
     Net income in the current fiscal year included the $217,000 gain, net of income taxes, on the sale of Midland Federal’s investment in Intrieve as well as the collection of non-accruing loan interest in the amount of $46,000, net of income taxes, from a loan workout.
     Net income in the prior fiscal year included the collection of non-accruing loan interest in the amount of $154,000, net of income taxes, from loan workouts and a $286,000 gain, net of income taxes, from the satisfaction of foreclosure judgments, under a loan workout agreement that was paid in full during the quarter ended September 30, 2003. Net income in the prior fiscal year also included a $57,000 gain, net of income taxes, on the sale of a non-performing loan without recourse.
     Exclusive of the after tax impact of these items in both periods, net income for the fiscal year ended June 30, 2005 would have been $939,000,

or $2.52 per diluted share, compared to net income of $546,000, or $1.46 per diluted share, for the fiscal year ended June 30, 2004.
     Annualized return on average assets and annualized return on average equity during the quarter ended June 30, 2005 were 1.37% and 15.28%, respectively compared to .48% and 6.35%, respectively, for the comparable prior year quarter. For the fiscal year ended June 30, 2005, annualized return on average assets was .83% and annualized return on average equity was 9.91%, compared to .66% and 9.10%, respectively, for the fiscal year ended June 30, 2004.
     Net interest income increased $173,000 to $1.3 million in the quarter ended June 30, 2005 compared to the prior year quarter. The increase in net interest income was primarily the result of an increase in interest rate spread to 3.71% in the current quarter compared to 2.98% in the prior year quarter. The increase in interest rate spread was due to an increase in the Company’s average yield on interest earning assets which offset an increase in the average yield paid on interest costing deposits. The average balance of net earning assets also increased to $21.7 million for the quarter ended June 30, 2005 from $17.6 million in the prior year quarter.
     For the fiscal year ended June 30, 2005 net interest income increased $500,000 to $5.1 million. The increase in net interest income in the current fiscal year was primarily the result of an increase in interest rate spread to 3.55% compared to 2.98% in the prior year period.
     Non-interest income increased $307,000 to $534,000 in the quarter ended June 30, 2005 from $227,000 in the quarter ended June 30, 2004. The increase in non-interest income was primarily the result of a $329,000 gain on the sale of Midland Federal’s investment in Intrieve, discussed above, as well as a $10,000 profit on the sale of loans which offset an $17,000 decrease in loan fees and service charges.
     For the fiscal year ended June 30, 2005 non-interest income decreased $419,000 to $1.1 million compared to the prior year. The decrease in non-interest income was primarily the result of a $433,000 gain from the satisfaction of deficiency judgments and an $87,000 gain on the non-performing loan sale, both of which occurred in the prior year period. Non-interest income in the current fiscal year was increased by the $329,000 gain on the sale of Midland Federal’s investment in Intrieve, which gain was offset by a $160,000 decrease in loan fees and service charges, a $41,000 decrease in deposit related fees and a $14,000 decrease in commission income. The decrease in loan fees and service charges in the current fiscal year is attributed to a decrease in loan origination activity from the prior year period due to a reduction in loan refinancing activity.
     Non-interest expense increased $29,000 to $1.1 million in the quarter ended June 30, 2005 compared to the prior year quarter. The increase in non-interest expense is primarily the result of a $12,000 increase in staffing costs and a $35,000 increase in computer software and support expense offset by a $15,000 decrease in office occupancy expense, a $7,000 decrease in professional fees and a $6,000 decrease in data processing fees. The increase in computer software and support expense was primarily attributed to the installation of new computer servers. The increase in staffing costs was primarily attributed to a $29,000 increase in employee medical and pension benefits.
     For the fiscal year ended June 30, 2005 non-interest expense decreased $122,000 to $4.5 million compared to the prior year. The primary factors for the decrease in non-interest expense in the current fiscal year were a $94,000 decrease in office occupancy expense, a $57,000 decrease in staffing costs, a $25,000 decrease in professional fees and a $9,000 decrease in data processing fees offset by a $59,000 increase in computer software and support expense. The decrease in staffing costs is primarily attributed to a $109,000 decrease in loan origination commissions offset by an $85,000 increase in costs for employee medical and pension benefits. The decrease in office occupancy expense is primarily the result of a $55,000 decrease in depreciation expense.
     Non-performing assets were .27% of total assets at June 30, 2005 and consisted of $380,000 in non-performing loans. The allowance for loan losses decreased by $3,000 to $457,000, or .48% of total loans, at June 30, 2005 as a result of net loan charge offs. The Company made no loan loss provisions during the fiscal year ended June 30, 2005. At June 30, 2005 the Company’s ratio of allowance for loan losses to non-performing loans was 120.06% compared to 829.00% at June 30, 2004.
     At June 30, 2005 the Company’s assets totaled $139.0 million, compared to total assets of $153.6 million at June 30, 2004. Net loans receivable increased $286,000 to $94.8 million at June 30, 2005. Total deposits decreased $15.6 million to $124.8 million at June 30, 2005 from $140.4 million at June 30, 2004. The decrease in savings deposits is primarily attributed to increased competition for deposit liabilities in a rising interest rate environment.
     Stockholders’ equity in the Company totaled $12.7 million at June 30, 2005 resulting in a book value per common share of $34.08 based upon 372,600 shares outstanding. At June 30, 2005 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 7.83% and a risk-based capital ratio of 14.27%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS
Unaudited

SELECTED FINANCIAL CONDITION DATA:	June 30, 2005	June 30, 2004

Total assets	$138,978,770	153,560,361
Loans receivable, net	94,829,310	94,542,860
Mortgage-backed securities	1,920,221	2,941,517
Cash and cash equivalents	36,709,593	50,496,629
Investment securities	1,310,937	1,234,375
Deposits	124,836,132	140,436,704
Stockholders’ equity	12,696,682	11,742,314

PER SHARE DATA:
Book value per common share at period end	$34.08	31.51

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.40%	.06%
Non-performing assets to total assets	.27%	.04%
Allowance for loan losses to non-performing loans	120.06%	829.00%
Allowance for loan losses to total loans	.48%	.49%

SELECTED OPERATIONS DATA:	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Total interest income	$1,672,650	1,503,358	6,505,721	6,340,088
Total interest expense	355,340	358,754	1,370,963	1,705,562

Net interest income	1,317,310	1,144,604	5,134,758	4,634,526
Provision for loan losses	0	15,000	0	60,000

Net interest income after provision for loan losses	1,317,310	1,129,604	5,134,758	4,574,526

Non-interest income	533,573	226,540	1,144,097	1,563,071
Non-interest expense	1,120,910	1,092,198	4,452,192	4,574,405

Income before income taxes	729,973	263,946	1,826,663	1,563,192
Income tax expense	251,213	78,780	624,114	520,524

Net income	478,760	185,166	1,202,549	1,042,668

PER SHARE DATA:
Earnings per basic share	$1.28	.50	3.23	2.80
Earnings per diluted share	$1.28	.50	3.23	2.80
Dividends declared per common share	$.20	.17	.80	.68

SELECTED OPERATING RATIOS:
Annualized return on average assets	1.37%	.48%	.83%	.66%
Annualized return on average equity	15.28%	6.35%	9.91%	9.10%
Annualized operating expenses to average total assets	3.19%	2.83%	3.07%	2.92%
Interest rate spread during the period	3.71%	2.98%	3.55%	2.98%
Net interest margin	3.91%	3.12%	3.71%	3.13%
Average interest-earning assets to average interest-bearing liabilities	119.17%	113.65%	116.91%	112.56%